FOR IMMEDIATE RELEASE
August 27, 2009

Realty Capital Securities, LLC becomes exclusive dealer manager for Healthcare Trust of
America, Inc.

New York, NY – Healthcare Trust of America, Inc. (formerly known as Grubb & Ellis Healthcare REIT, Inc.) (the “Company”) and Realty Capital Securities, LLC (“RCS”) announce that effective August 29, 2009, RCS, member FINRA/SIPC, will be assuming exclusive dealer manager responsibilities for the Company’s initial public offering of up to $2.2 billion in shares of its common stock, including $2.0 billion in shares offered at $10.00 per share in the primary offering and $200 million in shares offered at $9.50 per share pursuant to the distribution reinvestment plan.

Healthcare Trust of America, Inc. is a self-managed non-traded, public REIT headquartered in Scottsdale, Arizona with over $1.0 billion in assets and over 40 properties in 18 states. The Company was formed as a Maryland corporation on April 20, 2006, to invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities.

To obtain a prospectus, contact the Company at 16427 N. Scottsdale Rd, #440, Scottsdale, AZ 85254, (480) 998-3478 or Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, (877)-373-2522.